EMPLOYMENT AGREEMENT
                            --------------------


     This EMPLOYMENT AGREEMENT (this "Agreement") is made as of September 01, 2003, by and between TouchVision, Inc., a California corporation (the "Company"), and Larry Mahar, an individual (the "Executive"). Certain definitions are set forth in Section 5 of this Agreement.
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1.   Employment.

          (a) Position and Duties. The Company agrees to employ Executive and Executive accepts such employment for the period beginning as of the date hereof and ending upon termination pursuant to Section 1(c) hereof (the "Employment Period"). Executive shall serve as Chief Technology Officer of the Company and shall have all of the duties, powers and responsibilities customarily delegated and assigned therewith, subject to the management and control of the Company's Board of Directors (the "Board"). Executive shall not be required to relocate without Executive's consent.

          (b)  Compensation.

               (i) Salary. During the Employment Period, the Company will pay Executive a base salary (the "Annual Base Salary") of USD $97,500 per annum through October 3, 2003 and $120,000 per annum beginning October 4, 2003 (payable per Company's payroll policy) or such other higher rate as the Board may designate from time to time. The Board will review Executive's Annual Base Salary at least once during each Fiscal Year, beginning with Fiscal Year 2004. Executive's Annual Base Salary for any partial Fiscal Year will be prorated based upon the number of days elapsed in such Fiscal Year.

               (ii) Bonus. Within the first 90 days of the date hereof, the Board will determine a bonus plan for Executive, which shall be effective for Fiscal Year 2004 and all subsequent Fiscal Years of the Company (and portions thereof) during the Employment Period. The bonus plan shall take into account the proposed budget for the applicable Fiscal Year and other reasonable objectives determined by the Board. Upon completion of Fiscal Year 2004 and each subsequent fiscal year of the Company, the Board will award a bonus to Executive an amount to be determined in accordance with the bonus plan criteria, as set forth on Exhibit A which shall give effect to the Company's achievement of the budgetary and other reasonable objectives identified in the bonus plan for the applicable Fiscal Year (the "Annual Bonus").

               (iii) Benefits. During the Employment Period, Executive will be entitled to such automobile advances commensurate with advances received by Executive in his prior employment with the Company. During the Employment Period, Executive shall also be allowed to participate, on the same basis and subject to the same conditions generally as other Executives of Trinity Companies, Inc. ("Parent"), in all general employee benefit plans and programs, including improvements or modifications of the same, which are made available by Parent to all or substantially all of Parent's employees. Such benefits, plans, and programs may include, without limitation, sick leave, medical, health, and dental care, life insurance, disability protection, and Section 401(k) plans. Except as expressly set forth herein, nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly-situated employees pursuant to the terms and conditions of such benefit plans and programs. Executive shall be entitled to four weeks of compensated vacation time during each year of employment, which shall accrue on a pro rata basis from the date employment commences under this Agreement. The carryover of unused vacation time from year to year shall be in accordance with Company policy. In addition, during the 2003 calendar year, Executive shall receive options to purchase 250,000 shares of Parent's common stock pursuant to Parent's stock option plan to be approved by Parent's board of directors. Executive shall receive additional options to acquire a similar number of shares of Parent common stock during each subsequent calendar year of employment. Such options shall vest over a period of one year.

          (c) Term and Termination. The Employment Period will commence on the execution date hereof and continue thereafter for two (2) years (the "Term") unless earlier terminated pursuant to the first to occur of (i) Executive's resignation, death or Disability, or (ii) termination by the Company with or without Cause.

          (d)  Severance.

               (i) Termination Without Cause. If Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then during the remainder of the Term commencing on the date of termination, the Company shall pay Executive severance payments, at a rate equal to Executive's Annual Base Salary, payable in equal installments on the Company's regular salary payment dates (the "Severance Payments") and allow Executive and Executive's qualified dependents to continue participating in all of the Company's medical, disability and life insurance plans on the same basis as Executive was participating prior to termination (e.g., if Executive's participation was at the Company's sole expense prior to termination, it will be at the Company's sole expense during the severance period). In addition, at such time as the Annual Bonus which would otherwise have been payable following the 12 month period during which Executive was terminated, the Company shall pay Executive a pro rata portion of the Annual Bonus based upon (i) the number of days of Executive's employment during the period in which the Annual Bonus is determined divided by (ii) 365 days.

               (ii) Death or Disability. If Executive's employment is terminated due to Executive's death or Disability, then during the sixth month period commencing on the date of termination, the Company shall pay Executive (or to Executive's spouse if so directed in writing by Executive and in the absence of such direction to Executive's estate) at a rate equal to Executive's Annual Base Salary, payable in equal installments on the Company's regular salary payment dates (the "Severance Payments") and, during the six month period commencing on the date of termination, allow Executive and Executive's qualified dependents to continue participating in all of the Company's medical, disability and life insurance plans on the same basis as Executive was participating prior to termination. In addition, at such time as the Annual Bonus which would otherwise have been payable to Executive during the 12 month period immediately following the date of termination would have been paid, the Company shall pay Executive a pro rata portion of the Annual Bonus based upon the number of days of such 12 month period prior to the termination divided by 365 days.

               (iii) Resignation. If Executive's employment is terminated due to Executive's resignation without Good Reason, then Executive shall be entitled to receive Executive's Annual Base Salary through the date of termination. All of Executive's rights to Annual Base Salary and benefits hereunder which accrue or become payable after the date of such termination of the Employment Period shall cease upon such termination. All of Executive's rights to the Annual Bonus which accrue or become payable before or after the date of such resignation shall terminate and cease upon such resignation.

               (iv) Termination With Cause. If Executive's employment is terminated by the Company with Cause, then Executive shall be entitled to receive Executive's Annual Base Salary through the date of termination.
All of Executive's rights to Annual Base Salary and benefits hereunder which accrue or become payable after the date of such termination of the Employment Period shall cease upon such termination. All of Executive's rights to the Annual Bonus which accrue or become payable before or after the date of such termination with Cause shall terminate and cease upon such termination.

          2. Confidential Information. Executive acknowledges that the confidential and proprietary information, observations and data of the Company obtained by Executive during the course of Executive's performance under this Agreement concerning the business and affairs of the Company and its Affiliates are the property of the Company, including information concerning acquisition opportunities in or reasonably related to the Company's business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that Executive will not disclose to any unauthorized person outside the ordinary course of business or use for Executive's own account any of such information, observations or data without the Board's written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive agrees to deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which Executive may then possess or have under Executive's control.

          3.   Noncompetition and Nonsolicitation.

               (a) Noncompetition. Executive acknowledges that in the course of Executive's employment with the Company Executive will become familiar with the Company's trade secrets and with other confidential information concerning the Company and that Executive's will be of special and unique value to the Company. Therefore, Executive agrees that, during the Employment Period and for one year thereafter (the "Noncompete Period"), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business that provides services similar or identical to the services provided by the Company or any of its Affiliates at the time of such termination; provided, however, if the Company terminates Executive's employment without Cause, or if Executive resigns for good reason, then the provisions of this Section 3(a) shall terminate one month after the final payment of the Severance Payments provided in Section 1(d)(i) hereof, unless the Company and Executive mutually extend the Noncompete Period in which case the Company shall continue to pay monthly Severance Payments and the Noncompete Period shall be extended to include each month during which Severance Payments are made.

               (b) Nonsolicitation. During the term of the Employment Period and the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or any of its Affiliates and any such employee thereof, (ii) hire or engage, or offer to hire or engage, any employee of the Company or any of its or Affiliates, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Affiliates.

               (c) Enforcement. If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive's services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

     4. Board of Directors. The Company shall cause the number of seats on its board of directors to remain at five (5) for the duration of the Term. Employee during the first two years of the Term shall have one (1) seat as a regular member of the Company's Board of Directors, unless Employee is terminated for cause or Employee resigns without Good Reason.

     5.   Definitions.

          "Affiliate" of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity.

          "Cause" means (i) the conviction of a felony or a crime involving moral turpitude or the commission of any act constituting intentional dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) failure to repeatedly perform duties of the office held by Executive as reasonably directed by the Board,
(iii) recklessness or willful misconduct with respect to the Company or any of its Affiliates, or (iv) any material breach of Section 2 or 3 of this Agreement; provided, however, that in the case of (ii) through (iv), such failure or breach is not cured (or such recklessness or willful misconduct does not cease) within 30 days after Executive receives written notice thereof from the Board.

          "Disability" means the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of Executive to carry out effectively his or her duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 180 days (whether or not consecutive) during any 365-day period, as determined in the reasonable judgment of the Board after receipt of competent medical advice.

          "Fiscal Year" means the year that ends on June 30.

          "Good Reason" means any of the following: (i) a reduction by the Company in Executive's then Annual Base Salary, (ii) the relocation of Executive to a location outside the Long Beach-North Orange County area (excluding travel on Company business to an extent substantially consistent with Executive's past business travel obligations), unless Executive has consented in writing to such relocation; (iii) the removal of Executive from, or failure to reelect Executive to, his executive position and/or as a director of the Company, other than a removal for Cause, without his consent; or (iv) any material breach by the Company of any material provision of this Agreement. With respect to (iv) above, the event prompting Executive's termination hereunder must continue for more than thirty (30) days after notice given to the Company, such notice to set forth in reasonable detail the nature of such event.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by telecopy or seven (7) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          If to the Company:
          ------------------
               Trinity Learning Corporation
               2526 Durant Avenue
               Berkeley, California 94704
               Attention:  Doug Cole
               Telephone:  (510) 540-9300
               Facsimile:  (510) 540-9313
          with a copy to:
          ---------------
               Parsons Behle & Latimer
               333 South 520 West, Suite 220
               Salt Lake City, Utah 84042
               Attention:  Brent Christensen
               Telephone:  (801) 805-3923
               Facsimile:  (801) 852-0392

          If to Executive:
          ----------------
               Larry Mahar
               TouchVision, Inc.
               11095 Knott Ave., Suite E, Cypress CA 90630
               Telephone:  (714) 886-5300
               Facsimile:  (714) 886-5340


or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     7.   General Provisions.

          (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (b) Complete Agreement. This Agreement, the exhibits attached hereto, those documents expressly referred to herein and other documents executed by the Company and Executive of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

          (e) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and any exhibits hereto will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          (f) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

                          [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.



COMPANY:                           EXECXUTIVE:
TouchVision, Inc.


_________________________________  __________________________________

By: _____________________________
Its: ____________________________

                                 EXHIBIT A
                            Bonus Plan Criteria

-    Revenue and profitability based on TouchVision fiscal year basis
- 250,000 incentive shares available during Year 1 and 125,000 incentive shares during Year 2
-    Incentive shares earned based on achieving revenue levels.
- Cash bonus earned based on achieving revenue levels subject to revenues being profitable including the cash bonus. Cash bonus will be reduced if necessary to the level needed to achieve profitability.



Year 1 Revenue
     $M          Shares                      Cash Bonus
--------------------------------------------------------------------------
     2.0         90,000                           $0
--------------------------------------------------------------------------
     2.2         80,000                         $8,300
--------------------------------------------------------------------------
     2.4         80,000                         $8,300
--------------------------------------------------------------------------
     2.6                                        $8,400
--------------------------------------------------------------------------
     >2.6                  $10,000 for each $200K increment of revenue
--------------------------------------------------------------------------

Year 2 Revenue
     $M          Shares                      Cash Bonus
--------------------------------------------------------------------------
     2.6         45,000                           $0
--------------------------------------------------------------------------
     2.8         40,000                         $8,300
--------------------------------------------------------------------------
     3.0         40,000                         $8,300
--------------------------------------------------------------------------
     3.2                                        $8,400
--------------------------------------------------------------------------
     >3.2                  $10,000 for each $200K increment of revenue
--------------------------------------------------------------------------
